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Exhibit 99.1

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

Consolidated Financial Statements (unaudited)

June 30, 2008

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

June 30, 2008

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except share data)

	At June 30, 2008	At December 31, 2007
ASSETS
General investment portfolio:
Bonds at fair value (amortized cost of $5,432,452 and $4,857,295)	$5,488,220	$5,019,961
Equity securities at fair value (cost of $1,318 and $40,020)	1,189	39,869
Short-term investments (cost of $331,778 and $88,972)	332,480	90,075
Variable interest entities segment investment portfolio:
Bonds at fair value (amortized cost of $1,127,518 and $1,119,359)	1,148,012	1,139,568
Guaranteed investments contracts from GIC Affiliates at fair value (amortized cost of $611,090 and $621,054)	631,487	639,950
Short-term investments (at cost which approximates fair value)	11,551	8,618
Assets acquired in refinancing transactions (includes $161,152 and $22,433 at fair value)	200,892	229,264

Total investment portfolio	7,813,831	7,167,305
Cash	50,795	21,770
Deferred acquisition costs	294,897	347,870
Prepaid reinsurance premiums	1,145,252	1,119,565
Reinsurance recoverable on unpaid losses	291,989	76,478
Deferred tax asset	227,256	—
Other assets (includes $1,005,474 and $758,740 at fair value) (See Note 12)	1,865,482	1,456,620

TOTAL ASSETS	$11,689,502	$10,189,608

LIABILITIES, MINORITY INTEREST AND SHAREHOLDER'S EQUITY
Deferred premium revenue	$3,210,254	$2,879,378
Losses and loss adjustment expenses	1,359,147	274,556
Variable interest entities segment debt (includes $1,206,140 at fair value at June 30, 2008)	2,004,810	2,584,800
Deferred tax liability	34,950	110,156
Notes payable to affiliate	187,668	210,143
Other liabilities and minority interest (includes $1,036,818 and $702,737 at fair value) (See Note 12)	2,149,894	1,168,274

TOTAL LIABILITIES AND MINORITY INTEREST	8,946,723	7,227,307

COMMITMENTS AND CONTINGENCIES
Preferred stock (5,000.1 shares authorized; 0 shared issued and outstanding; par value of $1,000 per share)
Common stock (330 and 344 shares authorized; issued and outstanding; par value of $45,455 and $43,605 per share)	15,000	15,000
Additional paid-in capital	1,109,692	679,692
Accumulated other comprehensive income, net of deferred income tax provision of $19,725 and $58,530	36,632	108,669
Accumulated earnings	1,581,455	2,158,940

TOTAL SHAREHOLDER'S EQUITY	2,742,779	2,962,301

TOTAL LIABILITIES, MINORITY INTEREST AND SHAREHOLDER'S EQUITY	$11,689,502	$10,189,608

The accompany Notes are an integral part of the Consolidated Financial Statements (unaudited).

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (unaudited)

(in thousands)

	Six Months Ended June 30,
	2008	2007
REVENUES
Net premiums written	$485,401	$187,586

Net premiums earned	$180,128	$180,745
Net investment income from general investment portfolio	131,322	114,776
Net realized gains (losses) from general investment portfolio	(2,330)	(2,038)
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	68,839	45,400
Net unrealized gains (losses)	(273,709)	(58,793)

Net change in fair value of credit derivatives	(204,870)	(13,393)
Net interest income from variable interest entities segment	41,665	68,862
Net realized and unrealized gains (losses) on derivative instruments (See Note 3)	112,749	(31,096)
Net unrealized gains (losses) on financial instruments at fair value	660,168	—
Income from assets acquired in refinancing transactions	5,963	11,316
Other income	27,787	8,752

TOTAL REVENUES	952,582	337,924

EXPENSES
Losses and loss adjustment expenses	1,116,455	9,068
Interest expense	6,612	11,022
Amortization of deferred acquisition costs	32,431	34,006
Foreign exchange (gains) losses from variable interest entities segment	16,655	31,116
Interest expense from variable interest entities segment	69,410	61,422
Other operating expenses	25,543	49,996

TOTAL EXPENSES	1,267,106	196,630

INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST	(314,524)	141,294
Provision (benefit) for income taxes	(399,269)	43,631

NET INCOME (LOSS) BEFORE MINORITY INTEREST	84,745	97,663
Less: Minority interest	690,506	(56,554)

NET INCOME (LOSS)	(605,761)	154,217
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
Unrealized gains (losses) on available-for-sale securities arising during the period, net of deferred income tax provision (benefit) of $(36,966) and $(30,072)	(68,621)	(55,847)
Less: reclassification adjustment for gains (losses) included in net income, net of deferred income tax provision (benefit) of $1,839 and $1,464	3,416	2,719

Other comprehensive income (loss)	(72,037)	(58,566)

COMPREHENSIVE INCOME (LOSS)	$(677,798)	$95,651

The accompanying Notes are an integral part of the Consolidated Financial Statements (unaudited).

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(in thousands)

	Six Months Ended June 30,
	2008	2007
Cash flows from operating activities:
Premiums received, net	$460,296	$154,722
Credit derivative fees received, net	65,458	43,183
Other operating expenses paid, net	(157,598)	(139,237)
Losses and loss adjustment expenses paid, net	(234,326)	(975)
Net investment income received from general investment portfolio	126,945	115,759
Federal income taxes paid	(8,402)	(54,563)
Interest paid	(6,691)	(11,238)
Interest paid on variable interest entities segment	(3,739)	(3,403)
Net investment income received from variable interest entities segment	15,923	18,825
Net derivative payments in variable interest entities segment	(5,290)	(11,810)
Income received from assets acquired in refinancing transactions	9,291	10,347
Other	4,881	4,191

Net cash provided by (used for) operating activities	266,748	125,801

Cash flows from investing activities:
Proceeds from sales of bonds in general investment portfolio	2,224,568	1,842,582
Proceeds from maturities of bonds in general investment portfolio	418,491	102,556
Purchases of bonds in general investment portfolio	(3,069,826)	(1,955,643)
Net (increase) decrease in short-term investments in general investment portfolio	(236,844)	(29,435)
Proceeds from maturities of bonds in variable interest entities segment	35,500	170,900
Net (increase) decrease in short-term investments in variable interest entities segment	(2,918)	10,033
Paydowns of assets acquired in refinancing transactions	19,042	58,838
Proceeds from sales of assets acquired in refinancing transactions	4,740	1,854
Purchases of property, plant and equipment	(1,593)	(194)
Other investments	626	14,338

Net cash provided by (used for) investing activities	(608,214)	215,829

Cash flows from financing activities:
Repayment of notes payable to affiliate	(22,475)	(59,171)
Repayment of variable interest entities segment debt	(35,500)	(180,900)
Capital contribution	500,000	—
Repurchase of shares	(70,000)	(85,000)
Other	(2,300)	(430)

Net cash provided by (used for) financing activities	369,725	(325,501)

Effect of changes in foreign exchange rates on cash balances	766	(137)

Net increase (decrease) in cash	29,025	15,992
Cash at beginning of period	21,770	29,660

Cash at end of period	$50,795	$45,652

The accompanying Notes are an integral part of the Consolidated Financial Statements (unaudited).

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

1.    ORGANIZATION AND OWNERSHIP

        Financial Security Assurance Inc. ("FSA" or together with its consolidated entities, the "Company"), a wholly owned subsidiary of Financial Security Assurance Holdings Ltd. (the "Parent"), is an insurance company domiciled in the State of New York. The Company operates in two business segments: a financial guaranty segment and a variable interest entities ("VIE") segment. Historically, the Company provided financial guaranty insurance on both public finance and asset-backed obligations. On August 6, 2008, the Company announced that it will cease providing financial guaranty insurance on asset-backed obligations and instead participate exclusively in the global public finance financial guaranty business.

        In addition, the Company insures guaranteed investment contracts ("GICs") issued by FSA Capital Management Services LLC ("FSACM"), FSA Capital Markets Services (Caymans) Ltd. and, prior to April 2003, FSA Capital Markets Services LLC (collectively, the "GIC Affiliates"), affiliates of the Company. On August 6, 2008, the Parent announced that Dexia S.A. ("Dexia"), the Company's ultimate parent, will assume the liquidity and credit risks of the Parent's GIC operations and that any new issuances of GICs will be focused exclusively on the municipal sector.

Ownership

        The Parent is a direct subsidiary of Dexia Holdings, Inc. ("Dexia Holdings"), which, in turn, is owned 90% by Dexia Crédit Local S.A. ("Dexia Crédit Local") and 10% by Dexia. Dexia is a Belgian corporation whose shares are traded on the NYSE Euronext Brussels and NYSE Euronext Paris markets, as well as on the Luxembourg Stock Exchange. Dexia Crédit Local is a wholly owned subsidiary of Dexia. At June 30, 2008, Dexia Holdings owned over 99% of the outstanding shares of the Parent.

Financial Guaranty

        The financial strength of the Company and its insurance company subsidiaries have historically been rated "Triple-A" by the major securities rating agencies and obligations insured by them have historically been generally awarded "Triple-A" ratings by reason of such insurance. The Triple-A rating of the Company and its insurance company subsidiaries was reaffirmed on August 6, 2008 by Fitch Ratings ("Fitch"), placed on "credit watch" on July 21, 2008 by Moody's Investors Service Inc. ("Moody's") and placed on "negative outlook" on August 6, 2008, by Standard & Poor's Ratings Services ("S&P"). The effect of these recent ratings actions on the Company's market opportunities remains unclear. The changes were based in part upon rating agency concerns regarding the prospects for new business originations by financial guarantors in general as well as FSA's reported losses and potential future earnings volatility associated with exposures to residential mortgage-backed securities. In the case of Moody's, in announcing the review for possible downgrade the rating agency stated that it had re-estimated expected and stress loss projections on FSA's aggregate insured portfolio and that FSA was currently estimated to be $140 million below the Aaa target level. The Parent subsequently received an injection of $300 million from Dexia Holdings in August 2008, which, in addition to Dexia's assumption of liquidity and credit risk for Parent's GIC operations, will bring capital to levels in excess of the Triple-A capital requirements of all three rating agency models.

        The impact of recent developments on the Company, including the S&P and Moody's ratings and the Company's decision to cease providing financial guaranty insurance on asset-backed obligations, as well as the impact of recent developments on the financial guaranty insurance industry as a whole,

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

1.    ORGANIZATION AND OWNERSHIP (Continued)

remains uncertain, and could include decreased demand for financial guaranty insurance as well as increases in the requirements for conducting, or restrictions on the types of business conducted by, financial guaranty insurers.

        Financial guaranty insurance written by the Company typically guarantees scheduled payments on financial obligations. Upon a payment default on an insured obligation, the Company is generally required to pay the principal, interest or other amounts due in accordance with the obligation's original payment schedule or may, at its option, pay such amounts on an accelerated basis. The Company's underwriting policy is to insure obligations that would otherwise be investment grade without the benefit of its insurance.

        Public finance obligations insured by the Company consist primarily of general obligation bonds supported by the issuers' taxing powers, tax-supported bonds and revenue bonds and other obligations of states, their political subdivisions and other municipal issuers supported by the issuers' or obligors' covenant to impose and collect fees and charges for public services or specific projects. Public finance obligations include obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including government office buildings, toll roads, health care facilities and utilities.

        Asset-backed obligations insured by the Company were generally issued in structured transactions and are backed by pools of assets such as residential mortgage loans, consumer or trade receivables, securities or other assets having an ascertainable cash flow or market value. The Company insured synthetic asset-backed obligations that generally took the form of credit default swap ("CDS") obligations or credit-linked notes that reference asset-backed securities or pools of securities or other obligations, with a defined deductible to cover credit risks associated with the referenced securities or loans.

        The Company refinanced certain poorly performing transactions by employing refinancing vehicles to raise funds, prepay the claim obligations and take control of the assets. These refinancing vehicles are consolidated with the Company and considered part of the financial guaranty segment.

Variable Interest Entities

        The Company consolidated the results of certain VIEs, which include FSA Global Funding Limited ("FSA Global") and Premier International Funding Co. ("Premier"), because it retains the majority of the expected loss related to the VIEs. The Company does not own an equity interest in the VIEs.

        FSA Global is a special purpose funding vehicle partially owned by a subsidiary of the Parent. FSA Global issues FSA-insured medium term notes and generally invests the proceeds from the sale of its notes in FSA-insured GICs or other FSA-insured obligations with a view to realizing the yield difference between the notes issued and the obligations purchased with the note proceeds. Premier is principally engaged in debt defeasance for finance lease transactions.

        The Company's management believes that the assets held by FSA Global, Premier and the refinancing vehicles, including those that are eliminated in consolidation, are beyond the reach of the Company and its creditors, even in bankruptcy or other receivership. Substantially all the assets of FSA Global are pledged to secure the repayment, on a pro rata basis, of FSA Global's notes and its other obligations.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

2.    BASIS OF PRESENTATION

        The accompanying Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments necessary for a fair statement of the financial position, results of operations and cash flows as of and for the period ended June 30, 2008 and for all periods presented. These Consolidated Financial Statements should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto included as an exhibit to the Parent's Annual Report on Form 10-K for the year ended December 31, 2007. The accompanying Consolidated Financial Statements have not been audited by an independent registered public accounting firm in accordance with the standards of the Public Company Accounting Oversight Board (United States). The December 31, 2007 consolidated balance sheet was derived from audited financial statements, but does not include all disclosures required by GAAP. The results of operations for the periods ended June 30, 2008 and 2007 are not necessarily indicative of the operating results for the full year. Certain prior-year balances have been reclassified to conform to the 2008 presentation.

        The preparation of financial statements in conformity with GAAP requires management to make extensive estimates and assumptions that affect the reported amounts of assets and liabilities in the Company's consolidated balance sheets at June 30, 2008 and December 31, 2007, the reported amounts of revenues and expenses in the consolidated statements of operations and comprehensive income during the six months ended June 30, 2008 and 2007 and disclosure of contingent assets and liabilities. Such estimates and assumptions include, but are not limited to, losses and loss adjustment expenses, fair value of financial instruments, other than temporary impairment and the deferral and amortization of policy acquisition costs and taxes. Actual results may differ from those estimates.

3.    FAIR VALUE MEASUREMENT

        The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 157, "Fair Value Measurements" ("SFAS 157"), effective January 1, 2008. SFAS 157 addresses how companies should measure fair value when required to use fair value measures under GAAP. SFAS 157:

  •
  defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, and establishes a framework for measuring fair value;

  •
  establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date;

  •
  nullifies the guidance in Emerging Issues Task Force Issue No. 02-03, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities" ("EITF 02-03"), which required the deferral of profit at inception of a transaction involving a derivative financial instrument in the absence of observable data supporting the valuation technique;

  •
  requires consideration of a company's creditworthiness when valuing liabilities; and

  •
  expands disclosure requirements about instruments measured at fair value.

        In February 2007 the Financial Accounting Standards Board ("FASB") issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS 159"). SFAS 159 provides an

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

3.    FAIR VALUE MEASUREMENT (Continued)

option to elect fair value as an alternative measurement for selected financial assets and financial liabilities not previously recorded at fair value. The Company adopted SFAS 159 on January 1, 2008 and elected fair value accounting for certain VIE segment debt and certain assets acquired in refinancing FSA-insured transactions not previously carried at fair value. See Note 4.

        The Company applied its valuation methodologies for its assets and liabilities measured at fair value to all of the assets and liabilities carried at fair value effective January 1, 2008, whether those instruments are carried at fair value as a result of the adoption of SFAS 159 or in compliance with other authoritative accounting guidance. The Company has fair value committees to review and approve valuations and assumptions used in its models. These committees meet quarterly prior to issuing quarterly financial statements.

        Fair value is based upon pricing received from dealer quotes or alternative pricing sources with reasonable levels of price transparency, internally developed estimates that employ credit-spread algorithms or models that use market-based or independently sourced market data inputs, including yield curves, interest rates, volatilities, debt prices, foreign exchange rates and credit curves. In addition to market information, models also incorporate instrument-specific data, such as maturity date.

        Considerable judgment is necessary to interpret the data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair-value amounts.

        The transition adjustment in connection with the adoption of SFAS 157 was an increase of $26.6 million after-tax to beginning retained earnings, which relates to day one gains that had been deferred under EITF 02-03.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

3.    FAIR VALUE MEASUREMENT (Continued)

        The following table summarizes the components of the fair-value adjustments included in the consolidated statements of operations and comprehensive income:

	Six Months Ended June 30,
	2008	2007
	(in thousands)
Net change in fair value of credit derivatives (See Note 10)	$(204,870)	$(13,393)

Net interest income from variable interest entities segment:
Fair-value adjustments on VIE segment investment portfolio	$565	$—
Fair-value adjustments on VIE segment derivatives	(1,395)	—

Net interest income from variable interest entities segment	$(830)	$—

Net realized and unrealized gains (losses) on derivative instruments:
VIE segment derivatives(1) (See Note 11)	$112,679	$(31,204)
Other financial guaranty segment derivatives	70	108

Net realized and unrealized gains (losses) on derivative instruments	$112,749	$(31,096)

Net unrealized gains (losses) on financial instruments at fair value
Financial guaranty segment:
Assets acquired in refinancing transactions	$(3,206)	$—
Committed preferred trust put options	56,000	—

Net unrealized gains (losses) on financial instruments at fair value in the financial guaranty segment	52,794	—

VIE segment:
Fixed-rate VIE segment debt:
Fair-value adjustments other than the Company's own credit risk	(82,851)	—
Fair-value adjustments attributable to the Company's own credit risk	690,225	—

Net unrealized gains (losses) on financial instruments at fair value in the VIE segment	607,374	—

Net unrealized gains (losses) on financial instruments at fair value	$660,168	$—

Other comprehensive income (loss), net of taxes
General Investment Portfolio	$(69,721)	$(58,968)
Assets acquired in refinancing transactions	(2,316)	402

Total other comprehensive income (loss), net of taxes	$(72,037)	$(58,566)

    (1)
    Represents derivatives not in designated fair-value hedging relationships.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

3.    FAIR VALUE MEASUREMENT (Continued)

Valuation Hierarchy

        SFAS 157 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

  •
  Level 1—inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

  •
  Level 2—inputs to the valuation methodology include quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

  •
  Level 3—inputs to the valuation methodology are unobservable and significant drivers of the fair value measurement.

        A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy requires the use of observable market data when available.

Inputs to Valuation Techniques

        Inputs refer broadly to the assumptions that market participants use in pricing assets or liabilities, including assumptions about risk. Inputs may be observable or unobservable.

  •
  Observable inputs are inputs that reflect assumptions market participants would use in pricing the asset or liability, developed based on market data obtained from independent sources.

  •
  Unobservable inputs are inputs that reflect the assumptions management makes about the assumptions market participants would use in pricing the asset or liability, developed based on the best information available in the circumstances.

Valuation Techniques

        Valuation techniques used for assets and liabilities accounted for at fair value are generally categorized into three types:

  •
  The market approach uses prices and other relevant information from market transactions involving identical or comparable assets or liabilities. Valuation techniques consistent with the market approach often use market multiples derived from a set of comparables or matrix pricing. Market multiples might lie in ranges with a different multiple for each comparable. The selection of where within the range the appropriate multiple falls requires judgment, considering both quantitative and qualitative factors specific to the measurement. Matrix pricing is a mathematical technique used principally to value certain securities without relying exclusively on quoted prices for the specific securities but comparing the securities to benchmark or comparable securities.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

3.    FAIR VALUE MEASUREMENT (Continued)

  •
  The income approach converts future amounts, such as cash flows or earnings, to a single present amount, or a discounted amount. Income approach techniques rely on current market expectations of future amounts. Examples of income approach valuation techniques include present value techniques, option-pricing models that incorporate present value techniques, and the multi-period excess earnings method.

  •
  The cost approach is based upon the amount that currently would be required to replace the service capacity of an asset, or the current replacement cost. That is, from the perspective of a market participant (seller), the price that would be received for the asset is determined based on the cost to a market participant (buyer) to acquire or construct a substitute asset of comparable utility.

        The Company uses valuation techniques that it concludes are appropriate in the specific circumstances and for which sufficient data are available. In selecting the valuation technique to apply, management considers the definition of an exit price and considers the nature of the asset or liability being valued.

Financial Instruments Carried at Fair Value

        The following is a description of the valuation methodologies the Company uses for instruments measured at fair value, including the general classification of such instruments within the valuation hierarchy.

General Investment Portfolio

        The fair value of bonds in the portfolio of investments supporting the financial guaranty segment (excluding assets acquired in refinancing transactions) (the "General Investment Portfolio") is generally based on quoted market prices received from dealer quotes or alternative pricing sources with reasonable levels of price transparency. Such quotes generally consider a variety of factors, including recent trades of the same and similar securities. If quoted market prices are not available, the valuation is based on pricing models that use dealer price quotations, price activity for traded securities with similar attributes and other relevant market factors as inputs, including security type, rating, vintage, tenor and its position in the capital structure of the issuer. Assets in this category are primarily categorized as Level 2.

        As of June 30, 2008, the Company's equity securities were comprised mainly of its preferred stock investment in XL Financial Assurance Ltd ("XLFA"). The fair value of the Company's investment in XLFA is based on internally developed estimates of recoverability and is categorized as Level 3 in the valuation hierarchy. The Company subsequently sold such shares. See Note 17.

        For short-term investments in the General Investment Portfolio, which are those investments with a maturity of less than one year at time of purchase, the carrying amount is fair value. These short-term investments include money-market funds and other highly liquid short-term investments, which are categorized as Level 1 on the valuation hierarchy, and foreign government and agency securities, which are categorized as Level 2.

VIE Segment Investment Portfolio

        The "VIE Segment Investment Portfolio" is comprised of investments supporting the VIE liabilities, which are primarily designated as available-for-sale, but in some cases are classified as

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

3.    FAIR VALUE MEASUREMENT (Continued)

held-to-maturity. The fair value of bonds in the VIE Segment Investment Portfolio is generally based on quoted market prices received from dealer quotes or alternative pricing sources with reasonable levels of price transparency. Such quotes generally consider a variety of factors, including recent trades of the same and similar securities. For assets not valued by quoted market prices received from dealer quotes or alternative pricing sources, fair value is based on either internally developed models using market-based inputs or based on broker quotes for identical or similar assets. Valuation results, particularly those derived from valuation models and quotes on certain mortgage and asset-backed securities, could differ materially from amounts that would actually be realized in the market. Assets in the VIE Segment Investment Portfolio are generally categorized as Level 3 on the valuation hierarchy.

        For short-term investments in the VIE Segment Investment Portfolio, which are those investments with a maturity of less than one year at time of purchase, the carrying amount is fair value. These short-term investments include overnight money market funds, which are categorized as Level 1 on the valuation hierarchy.

Assets Acquired in Refinancing Transactions

        For certain assets acquired in refinancing transactions, fair value is either the present value of expected cash flows or a quoted market price as of the reporting date. This portfolio is comprised primarily of bonds, securitized loans, common stock, mortgage loans, real estate and short term investments, of which bonds, common stocks and certain securitized loans are carried at fair value. The majority of the assets in this portfolio are categorized as Level 3 in the valuation hierarchy, except for the short-term investments, which are categorized as Level 2.

Credit Derivatives in the Insured Portfolio

        The Company's insured portfolio includes contracts accounted for as derivatives, namely,

  •
  CDS contracts in which the Company sells protection to various financial credit institutions, and in certain cases, purchases back-to-back credit protection on all or a portion of the risk written, primarily from reinsurance companies,

  •
  insured interest rate ("IR") swaps entered into by the issuer in connection with the issuance of certain public finance obligations, which guaranty the municipality's performance under the IR swap to the IR swap counterparty, and

  •
  insured net interest margin ("NIM") securitizations issued after January 1, 2007 in connection with certain residential mortgage-backed securities ("RMBS") financings.

        The Company considers all such agreements to be a normal part of its financial guaranty insurance business but, for accounting purposes, these contracts are deemed to be derivative instruments and therefore must be recorded at fair value, with changes in fair value recorded in the consolidated statements of operations and comprehensive income in the line item "net change in fair value of credit derivatives."

  Credit Default Swap Contracts

        In the case of CDS contracts, a trust that is consolidated by the Company writes a derivative contract that provides for payments to be made if certain credit events occur related to certain specified reference obligations, in exchange for a fee. The need to interpose a trust is a regulatory

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

3.    FAIR VALUE MEASUREMENT (Continued)

requirement imposed by the New York State Insurance Department as an exception to its general rule, in order to allow the financial guarantors to sell credit protection by entering into credit derivative contracts (albeit indirectly by guaranteeing the trust), while other types of insurance enterprises may neither directly enter into such credit derivative contracts, nor provide such guarantees to a trust. The trust's obligation on the CDS contracts it writes are guaranteed by a financial guaranty contract written by the Company that provides payments to the insured if the trust defaults on its payments under the derivative contract. In these transactions, the Company is considered the counterparty to a financial guaranty contract that is defined as a derivative. The credit event is typically based upon failure to pay or the insolvency of a referenced obligation. In such cases, the claim represents payment for the shortfall amount.

        The Company's accounting policy regarding CDS contract valuations is a "critical accounting policy and estimate" due to the valuation's significance to the financial statements since it requires management to make numerous complex and subjective judgments relating to amounts that are inherently uncertain. CDS contracts are valued using proprietary models because such instruments are unique, complex and are typically highly customized transactions. Valuation models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based on market developments and improvements in modeling techniques and the availability of market observable data. Due to the significance of unobservable inputs required to value CDS contracts, they are considered to be Level 3 under the SFAS 157 fair value hierarchy.

        The assumed credit quality of the underlying referenced obligations, the assumed credit spread attributable to credit risk of the underlying referenced obligations exclusive of funding costs, the appropriate reference credit index or price source and credit spread attributable to the Company's own credit risk are significant assumptions that, if changed, could result in materially different fair values. Accordingly, market perceptions of credit deterioration would result in an increase in the expected exit value (amount required to be paid to exit the transaction due to wider credit spreads).

  Fair Value of CDS Contracts in which the Company Sells Protection

Determination of Current Exit Value Premium:    The estimation of the current exit value premium is derived using a unique credit-spread algorithm for each defined CDS category that utilizes various publicly available credit indices, depending on the types of assets referenced by the CDS contract and the duration of the contract. Management applies judgment when developing these estimates and considers factors such as current prices charged for similar agreements, performance of underlying assets, changes in internal credit assessments or rating agency-based shadow ratings, and the level at which the deductible has been set. Estimates generated from the Company's valuation process may differ materially from values that may be realized in market transactions.

        In the ordinary course, the Company does not post collateral to the counterparty as security for the Company's obligation under CDS contracts. As a result, the Company receives a smaller fee than it would for a CDS contract that required the posting of collateral. In order to determine the exit value premium for CDS that do not have collateral posted, the Company applies a factor (the "non-collateral posting factor") to the indicated market premium for CDS contracts that require collateral. The factor was 50% for the quarter ended June 30, 2008. The Company believes that the non-collateral posting factor has the effect of adjusting the fair value of these contracts for the Company's credit quality in addition to adjusting the contract to a collateral posting basis.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

3.    FAIR VALUE MEASUREMENT (Continued)

        The following discussion reviews in turn how the Company determines the current exit value premium for each of the types of CDS contracts:

  •
  Pooled Corporate CDS Contracts:
  •
  investment grade pooled corporate CDS;

  •
  high yield pooled corporate CDS; and

  •
  CDS of funded collateralized debt obligations ("CDOs") and collateralized loan obligations ("CLOs").

        Pooled Corporate CDS Contracts:    A pooled corporate CDS contract insures the default risk of a pool of referenced corporate entities. As there is no observable exchange trading of bespoke pooled corporate CDS, the Company values these contracts using an internal pricing model that uses the mid-point of the bid and ask prices (the "mid-market price") of published third-party indexes as inputs to its pricing model, principally the Dow Jones CDX for domestic corporate CDS ("DJ CDX") and iTraxx for European corporate CDS ("iTraxx"). The mid-market price is a practical expedient for the fair-value measurement within a bid-ask spread. For those pooled corporate CDS contracts that include both domestic and foreign reference entities, the Company applies the iTraxx price in proportion to the applicable quoted prices of foreign reference entities comprising the pool by calculating a weighted average of the DJ CDX and iTraxx quoted prices.

        Both the DJ CDX and iTraxx indices provide quoted prices for standard attachment and detachment points (or "tranches") for contracts with maturities of three, five, seven and ten years. Prices quoted for these tranches do not represent perfect pricing references, but are the only relevant market-based information available for this type of non-traded contract. The recent market volatility in the index tranches has had a significant impact on the estimated fair value of the Company's portfolio of pooled corporate CDS.

        The Company's valuation process for pooled corporate CDS involves stratifying its investment grade and high-yield contracts by remaining term to maturity, consistent with the reference indexes. Within maturity bands, further distinction is made for contracts that have higher attachment points. As index prices are quoted for standard attachment and detachment points (or tranches), the Company calibrates the quoted index price to the approximate attachment points for its individual CDS contracts in order to derive the appropriate value, which is then validated by comparing it with relevant recent market transactions, if available.

         Investment-Grade Pooled Corporate CDS Contracts:    In order to estimate the weighted-average market price of an investment-grade pooled corporate CDS contract ("IG CDS"), the Company multiplies (a) the mid-market price quoted for a given tranche of a given duration as published in the CDX North America IG Index (the "CDX IG Index") or iTraxx by (b) the ratio of that tranche's width to the total tranche width for that given duration.

  •
  For purposes of this calculation, the Company's IG CDS contracts are stratified into four maturity bands: less than 3.5 years; 3.5 to 5.5 years; 5.5 to 7.5 years; and 7.5 to 10 years. Within the maturity bands, further distinction is made for contracts that have a higher starting attachment point (usually 30% or higher).

  •
  The CDX IG Index is comprised of prices sourced from 125 of the most liquid North American investment grade CDS quoted and is supported by 10 of the largest CDS dealers. In addition to

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

3.    FAIR VALUE MEASUREMENT (Continued)

    the full capital structure, the CDX IG Index also provides price quotes for various tranches delineated by attachment and detachment points: 0 to 3%; 3 to 7%; 7 to10%; 10 to15%; 15 to 30% and 30 to100%. Each quarter, the Company uses the average of the series of the CDX IG and iTraxx indices that most closely relates to the credit characteristics of the CDS contracts in the Company's portfolio. In some cases it may be the most recently published series of those indices, but in other cases it may be the previously published series, to the extent that it is still being published.

        The Company's Transaction Oversight Department reviews the pooled corporate CDS portfolio on a quarterly basis to ensure that the attachment point for each contract in the portfolio continues to be at a "super senior" credit rating. Accordingly, the Company applied the calculated pricing for "super senior" level risk to all pooled corporate CDS in the portfolio, except for one that was determined to be below the "super-senior" credit rating.

        To arrive at the exit value premium applied to each of the Company's IG CDS contracts, the Company:

  (a)
  determines the weighted average of the mid-market prices for the applicable tranches by (1) multiplying the mid-market price for each tranche by the tranche width and (2) dividing the total amount derived by the total tranche width, using CDX IG and iTraxx quoted prices; and then

  (b)
  applies the non-collateral posting factor to the weighted-average market price determined for each maturity band.

        Below is an example of the pricing algorithm that is applied to the Company's domestic IG CDS contracts with durations of 3.5 to 5.5 years to determine the exit premium value as of June 30, 2008:

Index Duration	Unadjusted Quoted Price	Non-Collateral Posting Factor	Adjusted to Non- Collateral Posting Contract Value
5 yrs	65.6 bps	50.0%	32.8 bps

         High-Yield Pooled Corporate CDS Contracts:    In order to estimate the weighted-average market price for high-yield pooled corporate CDS contracts ("HY CDS"), the Company uses the average of dealer prices obtained for the most senior quoted of the respective three year, five-year and seven-year tranches of the CDX North America High Yield Index ("CDX HY Index") and iTraxx and then applies a factor to the quoted prices (the "calibration factor"). The calibration factor is intended to calibrate the published index price to the Company's pooled corporate high-yield CDS contract, which reference pools of entities that are of higher credit quality than those reflected in the published CDX HY or iTraxx indices (as measured by Weighted-Average Rating Factor).

        To arrive at the exit value premium that is applied to each of the Company's CDS contracts in a given maturity band, the non-collateral posting factor is applied to the weighted-average market price determined for that maturity band.

  •
  For purposes of this calculation, the Company's HY CDS contracts are stratified into three maturity bands: less than 3.5 years; 3.5 to 5.5 years; and 5.5 to 7.5 years.

  •
  Each quarter, the average of the series of the CDX HY or iTraxx that most closely relates to the credit characteristics of the CDS contracts in the Company's portfolio is used. In some cases it

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

3.    FAIR VALUE MEASUREMENT (Continued)

    may be the most recently published series of those indices, but in other cases, it may be the previously published series to the extent that it is still being published.

  •
  A calibration factor of 60% and a 50% non-collateral posting factor adjustment is applied to the average of all the quotes received as of June 30, 2008.

        Below is an example of the pricing algorithm that is applied to the Company's domestic HY CDS contracts with durations of 3.5 to 5.5 years to determine the exit premium value as of June 30, 2008:

Index Duration	Unadjusted Quoted Price	After 60% Calibration Factor	Adjusted to Non- Collateral Posting Contract Value
5 yrs	134.3 bps	80.6 bps	40.3 bps

         CDS of Funded CDOs and CLOs:    As with pooled corporate CDS, there is no observable exchange trading of CDS of funded CDOs and CLOs. The price of protection charged by a CDS writer is based on the "credit spread component" of the "all-in credit spread" of funded CLOs, as quoted by underwriter participants. As the all-in credit spread for a given CLO may not always be observable in the market, the CDS writer often utilizes an index, published by an underwriter participant, such as the "all-in" London Interbank Offered Rate ("LIBOR") spread for Triple-A rated cash-funded CLOs (the "Triple-A CLO Rate") as published by J.P. Morgan Chase & Co. The Triple-A CLO rate is an all-in credit spread that includes both a funding and credit spread component.

        The CDS protection of a CLO provided by the Company is priced to capture only the credit spread component, as the CDS writer is not providing funding for the CLO, only credit protection. The Company determines the exit value premium for these CDS contracts with reference to the Triple-A CLO Rate, which was 175 bps as of June 30, 2008, to which the Company applies a 50% factor ("credit component factor") as a means of estimating the fair value of its contract, which only refers to the credit component.

        To arrive at the exit value premium that is applied to each of the Company' CDO and CLO CDS contracts, the non-collateral posting factor is applied to the weighted-average market price determined for each maturity band.

        The determination of the exit value premium is summarized as follows:

	Triple A CLO Rate	After Credit Component Factor	After Non-Collateral Posting Factor
Rate	175 bps	87.5 bps	43.8 bps

         Other Structured Obligations Valuation:    For CDS for which observable market value information is not available, management applies its best judgment to estimate the appropriate current exit value premium, and takes into consideration the Company's estimation of the price at which the Company would currently charge to provide similar protection, and other factors such as the nature of the underlying reference credit, the Company's attachment point, and the tenor of the CDS contract.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

3.    FAIR VALUE MEASUREMENT (Continued)

  Fair Value of CDS Contracts in which the Company Purchases Protection

        The Company generally utilizes reinsurance to purchase protection for CDS contracts it writes in the same way that it employs reinsurance in respect of other financial guaranty insurance policies. The Company's uses of reinsurance to mitigate risk exposures for CDS contracts and financial guaranty insurance policies are nearly identical as they involve the same reinsurers, the same underwriting process evaluating the reinsurers and the same credit risk management and surveillance processes supporting the reinsurance function. The Company enters into reinsurance agreements on CDS contracts primarily on a quota share basis. Under a quota share reinsurance agreement with a reinsurer, the Company cedes to the assuming reinsurer a proportionate share of the risk and premium.

        The Company determines the fair value of a CDS contract in which it purchases protection from a reinsurer (the "ceded CDS contract") as the proportionate percentage of the fair value of the related written CDS contract, adjusted for any ceding commission and consideration of counterparty risk. In quota share reinsurance agreements, the assuming reinsurer typically pays a ceding commission periodically over the life of the CDS contract to the ceding company that is intended to defray the ceding company's costs for the services it provides to the reinsurer, such as risk selection, underwriting activities and ongoing servicing and reporting. As an element of the fair value of the ceded CDS contract, the ceding commission paid to the ceding company represents the ceding company's profit on the ceded CDS contract after considering counterparty credit risk and servicing costs, i.e., the difference between (a) the price of the protection the ceding company purchased from the reinsurer, which is net of the ceding commission, and (b) the price that the ceding company would receive to exit the ceded CDS contract in its principal market, which is comprised of other ceding insurers of comparable credit standing. The Company applies a credit valuation adjustment to the fair value of a ceded CDS contract due from a reinsurer if the reinsurer's credit quality (as determined by CDS price if available, or if not, its credit rating) is less than that of the Company's based upon the premise that the exit market for these contracts would be another monoline financial guarantee insurer that has similar credit rating or spread as the Company.

  Insured Interest Rate Swaps and NIMs

        The Company insures IR swaps entered into in connection with the issuance of certain public finance obligations. Because the financial guaranty contract insures a derivative, the financial guaranty contract is deemed to be a derivative. Therefore, the contract is required to be carried at fair value, with the change in fair value being recorded in the consolidated statement of operations and comprehensive income. As there is no observable market for these policies, the fair value of these contracts is determined by using an internally developed model and therefore, they are classified as Level 3 in the valuation hierarchy.

        The insured NIM securitizations issued in connection with certain mortgage-backed security financings are deemed to be hybrid instruments that contain an embedded derivative. The Company elected to record these financial instruments at fair value under SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments." Changes in the fair value of these contracts are recorded in the consolidated statements of operations and comprehensive income. As there is no observable market for these policies, the fair value of these contracts is based on internally derived estimates and they are therefore classified as Level 3 in the valuation hierarchy.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

3.    FAIR VALUE MEASUREMENT (Continued)

VIE Segment Derivatives

        On the date of adoption, all derivatives used to hedge VIE debt were valued by obtaining prices from brokers or counterparties, and accordingly were classified as Level 3 in the valuation hierarchy. At June 30, 2008, these derivatives were valued using a pricing model that uses observable market inputs, such as interest rate curves, foreign exchange rates and inflation indices. Therefore these derivatives are classified as Level 2 in the valuation hierarchy at June 30, 2008, provided all of the significant model inputs were observable in the market, or Level 3 if not observable in the market.

Committed Preferred Trust Put Options

        As there is no observable market for the Company's committed preferred trust put options, fair value is based on internally derived estimates and therefore these put options are categorized as Level 3 in the fair value hierarchy.

        The Company determined the fair value of the committed preferred trust put options by estimating the fair value of a floating rate security with an estimated market yield reflective of the underlying committed preferred security structure and the relevant coupon based on the capped auction rate.

VIE Segment Debt

        The fair value of the VIE liabilities for which the Company elected the fair value option as described in Note 4 (the "fair-valued liabilities") is determined based on a discounted cash flow model. Fair value calculated by these models includes assumptions for interest rate curves based on selected benchmark securities and weighted average expected lives. In addition, the valuation of the fair-valued liabilities includes an adjustment to reflect the credit quality of the Company that represents the impact of changes in market credit spreads on these liabilities. The fair-valued liabilities are categorized as Level 3 in the valuation hierarchy.

        The following table presents the financial instruments carried at fair value at June 30, 2008, by caption on the consolidated balance sheet and by SFAS 157 valuation hierarchy.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

3.    FAIR VALUE MEASUREMENT (Continued)

Assets and Liabilities Measured at Fair Value on a Recurring Basis

	At June 30, 2008
	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets:
General investment portfolio:
Bonds	$—	$5,426,854	$61,366	$5,488,220
Equity securities	189	—	1,000	1,189
Short-term investments	82,002	250,478	—	332,480
VIE segment investment portfolio:
Bonds	—	24,921	1,754,578	1,779,499
Short-term investments	11,551	—	—	11,551
Assets acquired in refinancing transactions	—	18,174	142,978	161,152
Other assets:
VIE segment derivatives(1)	—	662,454	57,951	720,405
Credit derivatives	—	—	229,069	229,069
Committed preferred trust put option	—	—	56,000	56,000

Total assets at fair value	$93,742	$6,382,881	$2,302,942	$8,779,565

Liabilities:
VIE segment debt	$—	$—	$1,206,140	$1,206,140
Other liabilities:
Credit derivatives	—	—	1,036,715	1,036,715
Other financial guarantee segment derivatives	—	103	—	103

Total liabilities at fair value	$—	$103	$2,242,855	$2,242,958

(1)
The Company offsets the fair value of derivative contracts in a loss position against the fair value of contracts in a gain position. The Company also offsets fair value amounts recognized for derivative instruments and fair value amounts recognized for the right to reclaim cash collateral or the obligation to return cash collateral arising from derivative instruments executed with the same counterparty under a master netting agreement.

Changes in Level 3 Recurring Fair Value Measurements

        The table below includes a rollforward of the balance sheet amounts for the six months ended June 30, 2008 for financial instruments classified by the Company within Level 3 of the valuation hierarchy. When a determination is made to classify a financial instrument within Level 3, the determination is based upon the significance of the unobservable data to the overall fair value measurement. However, Level 3 financial instruments may include, in addition to the unobservable or Level 3 components, observable components. Accordingly, the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology. Level 3 assets were 19.7% of total assets at June 30, 2008. Level 3 liabilities were 25.1% of total liabilities at June 30, 2008.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

3.    FAIR VALUE MEASUREMENT (Continued)

Level 3 Rollforward

		Six Months Ended June 30, 2008
		Total Pre-tax Realized/ Unrealized Gains/(Losses)(1) Recorded in:						Change in Unrealized Gains/(Losses) Related to Financial Instruments Held at June 30, 2008
	Fair Value at January 1, 2008	Net Income (Loss)		Other Comprehensive Income (Loss)	Purchases, Issuances, Settlements, net	Transfers in and/or out of Level 3(2)	Fair Value at June 30, 2008
	(in thousands)
General investment portfolio:
Bonds	$59,840	$—		$(1,573)	$3,099	$—	$61,366	$—
Equity securities	39,000	(38,000	)(3)	—	—	—	1,000	(38,000)
VIE segment bonds(4)	1,760,483	1,631	(5)	2,428	(9,964)	—	1,754,578	1,631
Assets acquired in refinancing transactions	170,492	(3,206	)(6)	(3,563)	(20,744)	—	142,979	(3,206)
VIE segment debt(4)	(1,852,759)	611,119	(7)	—	35,500	—	(1,206,140)	611,119
VIE segment derivatives(4)	634,458	(4,911)	(8)	—	—	(571,596)	57,951	8,242
Committed preferred trust put options	—	56,000	(6)	—	—	—	56,000	56,000
Net credit derivatives(9)	(537,321)	(204,870	)(10)	—	(65,455)	—	(807,646)	(212,650)

(1)
Realized and unrealized gains/(losses) from changes in values of Level 3 financial instruments represent gains/(losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)
Transfers are assumed to be made at the beginning of the period.

(3)
Included in net realized gains/(losses) from general investment portfolio.

(4)
Amounts in net income (loss) and other comprehensive income (loss) are offset in minority interest as the Company does not own any equity interest in the VIEs.

(5)
Reported in net interest income from variable interest entities segment.

(6)
Reported in net unrealized gains (losses) on financial instruments at fair value.

(7)
Unrealized gain of $607.4 million reported in net unrealized gains (losses) on financial instruments at fair value, and interest of $3.7 million reported in net interest expense from variable interest entities segment.

(8)
Reported in net interest income from variable interest entities segment if designated in a qualifying fair-value hedging relationship, or net unrealized gains (losses) on derivative instruments if not so designated.

(9)
Represents net position of credit derivatives. The consolidated balance sheets present gross assets and liabilities based on net counterparty exposure.

(10)
Reported in net change in fair value of credit derivatives.

4.    FAIR VALUE OPTION

        In February 2007, the FASB issued SFAS 159, which is effective for fiscal years beginning after November 15, 2007. The Company adopted SFAS 159 effective January 1, 2008. SFAS 159 provides an option to elect fair value as an alternative measurement for selected financial assets and financial liabilities not previously carried at fair value. The fair-value option may be applied to single eligible

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

4.    FAIR VALUE OPTION (Continued)

instruments, is irrevocable and is applied only to entire instruments and not to portions of instruments. For a discussion of the Company's valuation methodologies, see Note 3.

        The Company's fair value elections were intended to mitigate the volatility in earnings that had been created by recording financial instruments and the related risk management instruments on a different basis of accounting, to eliminate the operational complexities of applying hedge accounting or to conform to the fair value elections made by the Company in 2006 under its International Financial Reporting Standards reporting to Dexia. The requirement, under SFAS 157, to incorporate a reporting entity's own credit risk in the valuation of liabilities which are carried at fair value, has created some additional volatility in earnings as credit risk is not hedged. The following table provides detail regarding the Company's elections by consolidated balance sheet line as of January 1, 2008.

	Carrying Value of Financial Instruments	Transition Gain/(Loss) Recorded in Retained Earnings	Adjusted Carrying Value of Financial Instruments
	(in thousands)
Assets acquired in refinancing transactions	$163,285	$2,537 (1)	$165,822
VIE segment debt	(1,824,676)	(28,083)	(1,852,759)

Subtotal		(25,546)
Minority interest		28,083
Deferred income taxes		(888)

Cumulative effect of adoption of SFAS 159		$1,649

(1)
Includes the reversal of $0.7 million of valuation allowances.

Elections

        On January 1, 2008, the Company elected to record the following at fair value:

  •
  Certain VIE liabilities for which interest rate risk is hedged using interest rate derivatives in accordance with the Company's risk management strategies. The fair value election enabled the Company to record the liabilities at fair value without having to designate them in a fair value hedge relationship under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 133"), as it had previously.

  •
  Certain fixed-rate assets in the portfolio of assets acquired in refinancing transactions. The fair value election enabled the Company to record those assets that are economically hedged with derivatives at fair value without having to designate them in a fair value hedge relationship under SFAS 133.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

4.    FAIR VALUE OPTION (Continued)

Changes in Fair Value under the Fair Value Option Election

        The following table presents the pre-tax changes in fair value included in the consolidated statements of operations and comprehensive income for the six months ended June 30, 2008, for items for which the SFAS 159 fair value election was made. The profit and loss information presented below only includes the financial instruments for which the Company elected the fair value option.

Net Unrealized Gains (Losses) on Financial Instruments at Fair Value

Six Months Ended June 30, 2008
(in thousands)
Assets acquired in refinancing transactions	$(3,206)
VIE segment debt(1)	607,374

    (1)
    Amount has no effect on net income as the Company does not have any equity interest in the VIEs and as a result the amount is offset by minority interest.

        Included in the amounts in the table above are gains of approximately $690.2 million for the six months ended June 30, 2008, which are attributable to changes in the Company's own credit spread.

Aggregate Fair Value and Aggregate Remaining Contractual Principal Balance Outstanding

        The following table reflects the aggregate fair value and the aggregate remaining contractual principal balance outstanding at June 30, 2008, for certain assets acquired in refinancing transactions and VIE segment debt for which the SFAS 159 fair value option has been elected.

	At June 30, 2008
	Remaining Aggregate Contractual Principal Amount Outstanding		Fair Value
	(in thousands)
Assets acquired in refinancing transactions	$144,289	(1)	$142,954
VIE segment debt(2)	1,837,947		1,206,140

(1)
Includes $24.5 million of loans that are 90 days or more past due.

(2)
The fair-value adjustment for VIE segment debt considers interest rate, foreign exchange rates and the Company's own credit risk. The Company economically hedges interest and foreign exchange rate risk through the use of derivatives. The fair-value adjustments on these derivatives are recorded in net unrealized gains (losses) on financial instruments at fair value in the consolidated statements of operations and comprehensive income. See Note 11.

5.    LOSSES AND LOSS ADJUSTMENT EXPENSES

        The Company establishes loss and loss adjustment expense ("LAE") liabilities based on its estimate of specific and non-specific losses. LAE consists of the estimated cost of settling claims, including legal and other fees and expenses associated with administering the claims process.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

5.    LOSSES AND LOSS ADJUSTMENT EXPENSES (Continued)

        The Company calculates case reserves based upon identified risks inherent in its insured portfolio. If an individual policy risk has a reasonably estimable and probable loss as of the balance sheet date, a case reserve is established. For the remaining policy risks in the portfolio, a non-specific reserve is calculated to account for the statistically estimated inherent credit losses.

        The following table presents the activity in non-specific and case reserves for the six months ended June 30, 2008. Adjustments to reserves represent management's estimate of the amount required to cover the present value of the net cost of claims, based on statistical provisions for new originations. In order to determine reasonableness of the non-specific reserve, management employs a methodology that references a calculation of expected loss for risks that are below-investment-grade and high risk watch-list transactions. In the second quarter of 2008, the result of the reasonableness test required a higher non-specific reserve than the statistical calculation in order to account for a significant increase of case reserves related to the second lien RMBS portfolio, which resulted in estimates of loss in excess of the non-specific reserve balance.

Reconciliation of Net Losses and Loss Adjustment Expenses

	Non-Specific	Case	Total
	(in thousands)
December 31, 2007	$99,999	$98,079	$198,078
Incurred	300,429	—	300,429
Transfers	(354,137)	354,137	—
Payments and other decreases	—	(97,384)	(97,384)

March 31, 2008 balance	46,291	354,832	401,123
Incurred	816,026	—	816,026
Transfers	(828,622)	828,622	—
Payments and other decreases	—	(149,991)	(149,991)

June 30, 2008 balance	$33,695	$1,033,463	$1,067,158

Case Reserve Summary

	June 30, 2008
	Gross Par Outstanding	Net Par Outstanding	Gross Case Reserve(1)	Net Case Reserve(1)	Number of Risks
	(dollars in thousands)
Asset-backed—HELOCs	$5,636,846	$4,449,321	$659,216	$521,465	10
Asset-backed—Alt-A	1,020,694	971,286	177,227	168,315	5
Asset-backed—Option ARM	383,782	353,518	41,255	38,765	3
Asset-backed—other	157,209	96,747	51,923	7,546	10
Public finance	1,523,755	716,443	182,647	84,188	5
Financial products portfolio	1,741,035	1,741,035	213,184	213,184	73

Total	$10,463,321	$8,328,350	$1,325,452	$1,033,463	106

(1)
The amount of the discount at June 30, 2008 for the total gross and net case reserves was $380.3 million and $338.8 million, respectively.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

5.    LOSSES AND LOSS ADJUSTMENT EXPENSES (Continued)

	March 31, 2008
	Gross Par Outstanding	Net Par Outstanding	Gross Case Reserve(1)	Net Case Reserve(1)	Number of Risks
	(dollars in thousands)
Asset-backed—HELOCs	$5,618,089	$4,535,008	$280,234	$228,829	8
Asset-backed—Alt-A CES	823,504	784,928	91,202	86,894	4
Asset-backed—other	128,870	115,764	22,829	6,847	7
Public finance	1,165,087	561,417	85,745	32,262	4

Total	$7,735,550	$5,997,117	$480,010	$354,832	23

(1)
The amount of the discount at March 31, 2008 for the total gross and net case reserves was $206.2 million and $191.0 million, respectively.

	December 31, 2007
	Gross Par Outstanding	Net Par Outstanding	Gross Case Reserve(1)	Net Case Reserve(1)	Number of Risks
	(dollars in thousands)
Asset-backed—HELOCs	$1,803,340	$1,442,657	$69,633	$56,913	5
Asset-backed—other	47,185	40,554	8,289	6,267	4
Public finance	1,164,248	560,610	96,635	34,899	4

Total	$3,014,773	$2,043,821	$174,557	$98,079	13

(1)
The amount of the discount at December 31, 2007 for the total gross and net case reserves was $14.5 million and $3.3 million, respectively.

        The table below presents certain assumptions inherent in the calculations of the case and non-specific reserves:

Assumptions for Case and Non-Specific Reserves

	June 30, 2008	March 31, 2008	December 31, 2007
Case reserve discount rate	1.84%–5.90%	1.93%–5.90%	3.13%–5.90%
Non-specific reserve discount rate	1.20%–7.95%	1.20%–7.95%	1.20%–7.95%
Current experience factor	12.8	5.3	2.0

        The increase in case reserves was primarily due to increased net reserves on ten home equity line of credit ("HELOC") transactions and five Alt-A CES transactions. In the second quarter, the Company also established net reserves of $38.8 million on three Option Adjustable Rate Mortgage Loan ("Option ARM") insured transactions and $50.6 on one public finance transaction. At June 30, 2008, the Company increased its projected estimated ultimate net loss (discounted to present value) on RMBS transactions to $983.3 million, from $420.0 million at March 31, 2008, primarily as a result of its revised assumptions that economic stress in the U.S. economy will continue at a high level until the middle of 2009 and return to normal in late 2010. Management's current reserve estimates assume loss levels for transactions backed by second-lien mortgage products will remain at their peaks until mid-2009 (six months longer than assumed last quarter) and slowly recover to more normal rates by

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

5.    LOSSES AND LOSS ADJUSTMENT EXPENSES (Continued)

mid-2010. For first-lien mortgage transactions, where losses take longer to develop than in second-lien mortgage transactions, peak conditional default rates are assumed to continue until early 2010 and then decline linearly over 12 months to 25% of the peak, remain there for three years and then taper down to 5% of peak rates over several years. In the second quarter, the Company established a net case reserve of $213.2 million for the financial products portfolio.

        Estimates of loss are net of reinsurance and anticipated recoveries and are reevaluated on a quarterly basis. In the second quarter of 2008, the Company paid net claims of $150.5 million in HELOC claims. This brought the inception to date net claim payments on HELOC transactions to $254.7 million. There were no claims paid on Alt-A CES and Option ARMs through June 30, 2008. Most Alt-A CES claims will not be due for at least 28 years. Option ARM claim payments are expected to occur beginning in 2012.

        Credit support for the HELOC transactions is primarily provided by excess spread. Generally, once the overcollateralization is exhausted, the Company pays a claim if losses in a period exceed excess spread for the period, and to the extent excess spread exceeds losses, the Company is reimbursed for any losses paid to date.

        The Company assigns each insured credit to one of five designated surveillance categories to facilitate the appropriate allocation of resources to monitoring, loss mitigation efforts and rating the credit condition of each risk exposure. Such categorization is determined in part by the risk of loss and in part by the level of routine involvement required. The surveillance categories are organized as follows:

  •
  Categories I and II represent fundamentally sound transactions requiring routine monitoring, with Category II indicating that routine monitoring is more frequent, due, for example, to the sector or a need to monitor triggers.

  •
  Category III represents transactions with some deterioration in asset performance, financial health of the issuer or other factors, but for which losses are deemed unlikely. Active monitoring and intervention is employed for Category III transactions.

  •
  Category IV reflects transactions demonstrating sufficient deterioration to indicate that material credit losses are possible even though not yet probable.

  •
  Category V reflects transactions where losses are probable. This category includes (1) risks where claim payments have been made and where ultimate losses, net of recoveries, are expected, and (2) risks where claim payments are probable but none have yet been made and ultimate losses, net of recoveries, are expected. Category IV and Category V transactions are subject to intense monitoring and intervention.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

5.    LOSSES AND LOSS ADJUSTMENT EXPENSES (Continued)

        The table below presents the gross and net par outstanding and the gross and net reserves for risks classified as described above:

Par Outstanding

	June 30, 2008		December 31, 2007
	Gross	Net	Gross	Net
	(in millions)
Categories I and II	$562,026	$427,779	$547,832	$415,355
Category III	8,572	5,096	8,467	5,053
Category IV	152	141	3,976	3,297
Category V no claim payments	6,215	4,966	2,654	1,737
Category V with claim payments	5,256	4,211	1,163	900

Total	$582,221	$442,193	$564,092	$426,342

Case Reserves

	June 30, 2008		December 31, 2007
	Gross	Net	Gross	Net
	(in thousands)
Category V no claim payments	$650,066	$515,344	$112,629	$64,430
Category V with claim payments	675,386	518,119	61,928	33,649

Total	$1,325,452	$1,033,463	$174,557	$98,079

        Management periodically evaluates its estimates for losses and LAE and establishes reserves that management believes are adequate to cover the present value of the ultimate net cost of claims. The Company will continue, on an ongoing basis, to monitor these reserves and may periodically adjust such reserves, upward or downward, based on the Company's actual loss experience, its mix of business and economic conditions. However, because of the uncertainty involved in developing these estimates, the ultimate liability may differ materially from current estimates.

        Management is aware that there are differences regarding the method of defining and measuring both case reserves and non-specific reserves among participants in the financial guaranty industry. Other financial guarantors may establish case reserves only after a default and use different techniques to estimate probable loss. Other financial guarantors may establish the equivalent of non-specific reserves, but refer to these reserves by various terms, such as, but not limited to, "unallocated losses," "active credit reserves" and "portfolio reserves," or may use different statistical techniques from those used by the Company to determine loss at a given point in time.

6.    VARIABLE INTEREST ENTITIES SEGMENT DEBT

        At June 30, 2007, interest rates on VIE segment debt were between 1.98% and 6.22% per annum. Payments due under the VIE segment debt including $975.6 million of future interest accretion on zero

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

6.    VARIABLE INTEREST ENTITIES SEGMENT DEBT (Continued)

coupon obligations for 2008 and each of the next four years ending December 31 and thereafter, are as follows:

Maturity Schedule of VIE Segment Debt

Principal Amount
(in thousands)
2008	$88,230
2009	399,173
2010	94,428
2011	16,891
2012	152,012
Thereafter	2,861,479

Total	$3,612,213

7.    OUTSTANDING EXPOSURE

        The Company's insurance policies typically guarantee the scheduled payments of principal and interest on public finance and asset-backed (including credit derivatives in the insured portfolio) obligations. The gross amount of financial guaranties in force (principal and interest) was $898.6 billion at June 30, 2008 and $857.9 billion at December 31, 2007. The net amount of financial guaranties in force was $659.8 billion at June 30, 2008 and $622.9 billion at December 31, 2007.

        The Company seeks to limit its exposure to losses from writing financial guarantees by underwriting investment-grade obligations, diversifying its portfolio and maintaining rigorous collateral requirements on asset-backed obligations, as well as through reinsurance.

        The par outstanding of insured obligations in the public finance insured portfolio includes the following amounts by type of issue:

Summary of Public Finance Insured Portfolio(1)

	Gross Par Outstanding		Ceded Par Outstanding		Net Par Outstanding
Types of Issues	June 30, 2008	December 31, 2007	June 30, 2008	December 31, 2007	June 30, 2008	December 31, 2007
	(in millions)
Domestic obligations
General obligation	$155,681	$146,883	$32,727	$32,427	$122,954	$114,456
Tax-supported	76,208	69,534	20,452	19,453	55,756	50,081
Municipal utility revenue	64,058	57,975	14,349	13,610	49,709	44,365
Health care revenue	25,218	25,843	11,539	11,796	13,679	14,047
Housing revenue	9,835	9,898	2,068	2,187	7,767	7,711
Transportation revenue	33,170	29,189	12,021	11,782	21,149	17,407
Education/University	9,427	7,178	1,828	1,710	7,599	5,468
Other domestic public finance	2,910	2,773	742	900	2,168	1,873

Subtotal	376,507	349,273	95,726	93,865	280,781	255,408
International obligations	50,950	49,224	22,192	21,925	28,758	27,299

Total public finance obligations	$427,457	$398,497	$117,918	$115,790	$309,539	$282,707

(1)
Includes related party gross and net par outstanding of $186 million and $187 million as of June 30, 2008 and December 31, 2007, respectively.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

7.    OUTSTANDING EXPOSURE (Continued)

        The par outstanding of insured obligations in the asset-backed insured portfolio includes the following amounts by type of collateral:

Summary of Asset-Backed Insured Portfolio

	Gross Par Outstanding		Ceded Par Outstanding		Net Par Outstanding
Types of Collateral	June 30, 2008	December 31, 2007	June 30, 2008	December 31, 2007	June 30, 2008	December 31, 2007
	(in millions)
Domestic obligations
Residential mortgages	$21,030	$22,882	$2,866	$3,108	$18,164	$19,774
Consumer receivables(2)	11,685	12,647	1,249	1,076	10,436	11,571
Pooled corporate	67,292	69,317	10,198	10,110	57,094	59,207
Financial products(1)	18,358	19,468	—	—	18,358	19,468
Other domestic asset-backed	3,909	4,000	1,817	2,024	2,092	1,976

Subtotal	122,274	128,314	16,130	16,318	106,144	111,996
International obligations	32,490	37,281	5,980	5,642	26,510	31,639

Total asset-backed obligations	$154,764	$165,595	$22,110	$21,960	$132,654	$143,635

(1)
The GICs are collateralized primarily by floating rate asset-backed securities, which consist of 65.6% non-agency RMBS.

(2)
Includes $212 million and $246 million in gross par outstanding and $199 million and $230 million in net par outstanding relating to related party insurance at June 30, 2008 and December 31, 2007, respectively.

8.    FEDERAL INCOME TAXES

        The total amount of unrecognized tax benefits at both June 30, 2008 and December 31, 2007 was $17.7 million. If recognized, the entire amount would favorably affect the effective tax rate. The Company recognizes interest and penalties related to unrecognized tax benefits as part of income taxes. For the period ended June 30, 2008, the Company accrued $0.4 million of expenses related to interest and penalties. Cumulative interest and penalties of $1.9 million and $1.5 million have been accrued on the Company's balance sheet at June 30, 2008 and December 31, 2007, respectively.

        The Company files consolidated income tax returns in the United States as well as separate tax returns for certain of its subsidiaries in various state and local and foreign jurisdictions, including the United Kingdom, Japan and Australia. With limited exceptions, the Company is no longer subject to income tax examinations for its 2003 and prior tax years for U.S. federal, state and local, or non-U.S. jurisdictions.

        Within the next 12 months, it is reasonably possible that unrecognized tax benefits for tax positions taken on previously filed tax returns will become recognized as a result of the expiration of the statute of limitations for the 2004 tax year, which, absent any extension, will close in September 2008.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

8.    FEDERAL INCOME TAXES (Continued)

        The 2008 and 2007 effective tax rates differ from the statutory rate of 35% as follows:

	Six Months Ended June 30,
	2008	2007
Tax provision (benefit) at statutory rate	(35.0)%	35.0%
Tax-exempt investments	(9.3)	(18.6)
Minority interest	(76.8)	14.0
Fair-value adjustment for committed preferred trust put options	(6.2)	—
Other	0.4	0.5

Total tax provision (benefit)	(126.9)%	30.9%

        The current-year effective tax rate reflects the lower ratio of tax-exempt interest income to year-to-date pre-tax loss due to the significant negative fair value adjustments. The additional losses from the HELOC and CES transactions led to a distorted budgeted effective tax rate. The Company, therefore, believes it is unable to make a reliable estimate using the effective rate method and has used the actual tax calculated for the period ended June 30, 2008.

Tax Provision (Benefit)

	Six Months Ended June 30,
	2008	2007
	in thousands
Current Tax provision (benefit)	$(120,387)	$43,151
Deferred tax provision (benefit)	(278,882)	480

Total tax provision (benefit)	$(399,269)	$43,631

9.    NOTES PAYABLE TO AFFILIATE

        The Company has $187.7 million of notes payable to GIC Affiliates at June 30, 2008 and $210.1 million at December 31, 2007. For the six months ended June 30, 2008 and 2007, the Company recorded $6.6 million and $8.3 million, respectively, of interest expense on the notes payable.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

9.    NOTES PAYABLE TO AFFILIATE (Continued)

        Principal payments due under these notes for each of the remainder of 2008 and next four years ending December 31 and thereafter are as follows:

Maturity Schedule of Notes Payable

Principal Amount
(in thousands)
2008	$6,734
2009	8,535
2010	10,363
2011	20,278
2012	31,861
Thereafter	109,897

Total	$187,668

10.    CREDIT DERIVATIVES IN THE INSURED PORTFOLIO

        Management views credit derivatives contracts as part of its financial guarantee business, under which the Company intends to hold its written and purchased positions for the entire term of the related contracts. The Company's credit derivative portfolio is comprised of (a) CDS contracts that are accounted for at fair value since they do not qualify for the financial guarantee scope exception under SFAS 133 and (b) financial guarantees of other derivative contracts that are required to be marked to market, namely insured interest rate swaps entered into in connection with the issuance of certain public finance obligations and insured NIM securitizations.

        In consultation with the Securities and Exchange Commission (the "SEC"), members of the financial guaranty industry have collaborated to develop a presentation of credit derivatives issued by financial guaranty insurers that is more consistent with that of non-insurers. The tables below illustrate the current required presentation with prior-period balances reclassified to conform to the current presentation. The reclassifications do not affect net income or equity, although they do affect various revenue, asset and liability line items. Changes in fair value are recorded in "Net change in fair value of credit derivatives" in the consolidated statements of operations and comprehensive income. The "realized gains (losses) and other settlements" component of this income statement line includes primarily premiums received and receivable on written CDS contracts and premiums paid and payable on purchased contracts. If a credit event occurred that required a payment under the contract terms, this caption would also include losses paid and payable to CDS contract counterparties due to the credit event and losses recovered and recoverable on purchased contracts.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

10.    CREDIT DERIVATIVES IN THE INSURED PORTFOLIO (Continued)

        The components of net change in fair value of credit derivatives are shown in the table below:

Summary of Net Change in Fair Value of Credit Derivatives

	Six Months Ended June 30,
	2008	2007
	(in thousands)
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements(1)	$68,839	$45,400
Net unrealized gains (losses):
CDS:
Pooled corporate CDS:
Investment grade	$(28,027)	$(16,240)
High yield	(63,395)	(35,384)

Total pooled corporate CDS	(91,422)	(51,624)
Funded CLOs and CDOs	(59,915)	(5,030)
Other structured obligations	(105,801)	(441)

Total CDS	(257,138)	(57,095)
NIMs and IR swaps	(16,571)	(1,698)

Subtotal	(273,709)	(58,793)

Net change in fair value of credit derivatives	$(204,870)	$(13,393)

    (1)
    Includes amounts that in prior periods were classified as premiums earned.

        The fair value of credit derivatives are reported in the balance sheet as "other assets" or "other liabilities and minority interest" based on the net gain or loss position with each counterparty. The unrealized component includes the market appreciation or depreciation of the derivative contracts, as discussed in Note 3.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

10.    CREDIT DERIVATIVES IN THE INSURED PORTFOLIO (Continued)

Unrealized Gains (Losses) of Credit Derivative Portfolio(1)

	At June 30, 2008	At December 31, 2007
	(in thousands)
Pooled corporate CDS:
Investment grade	$(124,752)	$(116,482)
High yield(2)	(203,452)	(151,228)

Total pooled corporate CDS	(328,204)	(267,710)
Funded CLOs and CDOs	(320,872)	(269,204)
Other structured obligations(3)	(135,622)	(34,883)

Total CDS	(784,698)	(571,797)
NIMs and IR swap	(22,948)	(6,485)

Total credit derivatives	$(807,646)	$(578,282)

    (1)
    Upon the adoption of SFAS 157, $40.9 million pre-tax, or $26.6 million after tax, was recorded as an adjustment to beginning retained earnings related to credit derivatives.

    (2)
    Includes credit impairment of $50.1 million on below investment grade CDS contracts.

    (3)
    Includes credit impairment of $17.8 million on below investment grade CDS contracts.

        Prior to the adoption of SFAS 157 on January 1, 2008 (the "Adoption Date"), the Company followed EITF 02-03. Under EITF 02-03, the Company was prohibited from recognizing a profit at the inception of its CDS contracts (referred to as "day one" gains) because the fair value of those derivatives is based on a valuation technique that incorporated unobservable inputs. Accordingly, the Company deferred approximately $40.9 million pre-tax of day one gains related to the fair value of CDS contracts purchased that were not permitted to be recognized under EITF 02-03. As SFAS 157 nullified the guidance in EITF 02-03, on the Adoption Date the Company recognized in beginning retained earnings as a transition adjustment $40.9 million of previously deferred day one gains (pre-tax). See Note 3 for further discussion of the Company's adoption of SFAS 157.

        The negative fair-value adjustments for the first six months of 2008 were a result of continued widening of credit spreads in the insured CDS portfolio, offset in part by the positive income effects of the Company's own credit spread widening. For the second quarter, the credit spread in the underlying CDS portfolio continued to widen, but its effect was more than offset by the positive effects of the widening of the Company's own credit spread. Despite the structural protections associated with CDS contracts written by FSA, the significant widening of credit spreads on pooled corporate CDS and funded CDOs and CLOs, as with other structured credit products, resulted in a decline in the fair value of these contracts compared with December 31, 2007.

        As the fair value of a CDS contract incorporates all the remaining future payments to be received over the life of the CDS contract, the fair value of that contract will change, in part, solely from the passage of time as fees are received.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

10.    CREDIT DERIVATIVES IN THE INSURED PORTFOLIO (Continued)

        The Company's typical CDS contract is different from CDS contracts entered into by parties that are not financial guarantors because:

  •
  CDS contracts written by FSA are neither held for trading purposes (i.e., a short-term duration contract written for the purpose of generating trading gains) nor used as hedging instruments. Instead, they are written with the intent to provide protection for the stated duration of the contract, similar to the Company's intent with regard to a financial guaranty contract.

  •
  FSA is not entitled to terminate its CDS contracts and realize a profit on a position that is "in the money." A counterparty to a CDS contract written by FSA generally is not able to force FSA to terminate a CDS contract that is "out of the money."

  •
  The liquidity risk present in most CDS contracts sold outside the financial guaranty industry, i.e. the risk that the CDS writer would be required to make cash payments, is not present in a CDS contract written by a financial guarantor. Terms of the CDS contracts are designed to replicate the payment provisions of financial guaranty contracts in that (a) losses, if any, are generally paid over time, and (b) the financial guarantor is not required to post collateral to secure its obligation under the CDS contract.

        CDS contracts in the asset-backed portfolio represent 69% of total asset-backed par outstanding. The tables below summarize the credit rating, net par outstanding and remaining weighted average lives for the primary components of the Company's CDS portfolio. Net par outstanding in the tables below are also included in the tables in Note 7.

Selected Information for CDS Portfolio
at June 30, 2008

	Credit Ratings
								Remaining Weighted Average Life
	Triple-A*(1)	Triple-A		Double-A	Other Investment Grades(2)	Below Investment Grade(3)	Net Par Outstanding
							(in millions)	(in years)
Pooled Corporate CDS:
Investment grade	90%	1%		9%	—%	—%	$21,495	4.2
High yield	86	9		—	—	5	15,151	2.9
Funded CDOs and CLOs	28	65	(5)	6	1	—	32,390	3.0
Other structured obligations(4)	48	21	(5)	12	18	1	9,265	3.1

Total	59	31		7	2	1	$78,301	3.4

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

10.    CREDIT DERIVATIVES IN THE INSURED PORTFOLIO (Continued)

Selected Information for CDS Portfolio
at December 31, 2007

	Credit Ratings
								Remaining Weighted Average Life
	Triple-A*(1)	Triple-A		Double-A	Other Investment Grades(2)	Below Investment Grade	Net Par Outstanding
							(in millions)	(in years)
Pooled Corporate CDS:
Investment grade	91%	1%		8%	—%	—	$22,883	4.1
High yield	95	—		—	5	—	14,765	3.3
Funded CDOs and CLOs	28	72	(5)	—	—	—	33,000	3.4
Other structured obligations(4)	62	36	(5)	1	1	—	13,529	2.1

Total	62	34		3	1	—	$84,177	3.4

(1)
Triple-A*, also referred to as "Super Triple-A," indicates a level of first-loss protection generally exceeding 1.3 times the level required by a rating agency for a Triple-A rating.

(2)
Various investment grades below Double-A minus.

(3)
Amount includes one CDS with Double-B underlying rating and one CDS with Single-B underlying rating.

(4)
Primarily infrastructure obligations and European mortgage-backed securities. Also includes $409.6 million and $223.9 million at June 30, 2008 and December 31, 2007, respectively in U.S. RMBS net par outstanding. All US RMBS exposures were rated Double-A or higher.

(5)
Amounts include transactions previously wrapped by other monolines.

11.    VARIABLE INTEREST ENTITIES SEGMENT DERIVATIVE INSTRUMENTS

        The Company enters into derivative contracts to manage interest rate and foreign currency exposure in its VIE segment debt and VIE Segment Investment Portfolio. All gains and losses from changes in the fair value of derivatives are recognized in the consolidated statements of operations and comprehensive income whether designated in fair-value hedging relationships or not. These derivatives generally include futures, interest rate and currency swap agreements, which are primarily utilized to convert fixed-rate debt and investments into U.S. dollar floating rate debt and investments. Hedge accounting is applied to fair-value hedges provided certain criteria are met. As a result of interest rate fluctuations, fixed-rate assets and liabilities appreciate or depreciate in market value. Gains or losses on the derivative instruments that are linked to the fixed-rate assets and liabilities being hedged are expected to substantially offset this unrealized appreciation or depreciation relating to the risk being hedged.

        The Company uses foreign currency contracts to manage the foreign exchange risk associated with certain foreign currency-denominated assets and liabilities. Gains or losses on the derivative instruments that are linked to the foreign currency denominated assets or liabilities being hedged are expected to substantially offset this variability.

        In order for a derivative to qualify for hedge accounting, it must be highly effective at reducing the risk associated with the exposure being hedged. In order for a derivative to be designated as a hedge,

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

11.    VARIABLE INTEREST ENTITIES SEGMENT DERIVATIVE INSTRUMENTS (Continued)

there must be documentation of the risk management objective and strategy, including identification of the hedging instrument, the hedged item and the risk exposure, and how effectiveness is to be assessed prospectively and retrospectively. To assess effectiveness, the Company uses analysis of the sensitivity of fair values to changes in the risk being hedged, as well as dollar value comparisons of the change in the fair value of the derivative to the change in the fair value of the hedged item that is attributable to the risk being hedged. The extent to which a hedging instrument has been and is expected to continue to be effective at achieving offsetting changes in fair value must be assessed and documented at least quarterly. Any ineffectiveness must be reported in current-period earnings. If it is determined that a derivative is not highly effective at hedging the designated exposure, hedge accounting is discontinued.

        An effective fair-value hedge is defined as one whose periodic change in fair value is 80% to 125% correlated with the change in fair value of the hedged item. The difference between a perfect hedge (i.e., the change in fair value of the hedge and hedged item offset one another so that there is zero effect on the consolidated statements of operations and comprehensive income, referred to as being "100% correlated") and the actual correlation within the 80% to 125% effectiveness range is the ineffective portion of the hedge. A failed hedge is one whose correlation falls outside of the 80% to 125% effectiveness range. There were no failed hedges in the VIE segment derivative portfolio for the six months ended June 30, 2008. The table below presents the net gain (loss) related to the ineffective portion of the Company's fair-value hedges.

Hedging Ineffectiveness

	Six Months Ended June 30,
	2008	2007
	(in thousands)
Ineffective portion of fair-value hedges(1)	$(829)	N/A

    (1)
    Includes the changes in value of hedging instruments related to the passage of time, which have been excluded from the assessment of hedge effectiveness.

        The inception-to-date net unrealized gain on the outstanding derivatives held by the VIE segment of $548.7 million and $474.4 million at June 30, 2008 and December 31, 2007, respectively, was recorded in other assets.

        As of January 1, 2008, the Company adopted SFAS 159 and elected the fair value option for certain fixed-rate liabilities in the VIE segment debt portfolio, as described in Note 4. The fair value option allows the fair value adjustment on these liabilities to be recorded in earnings without hedge documentation and effectiveness testing requirements prescribed under SFAS 133. However, when the fair value option is elected, the fair value adjustment of liabilities must incorporate all components of fair value, including valuation adjustments related to the reporting entity's own credit risk. Under hedge accounting, only the component of fair value attributable to the hedged risk (i.e. interest rate risk) was recorded in earnings.

        Fixed-rate assets in the available-for-sale VIE Segment Investment Portfolio that are economically hedged with interest rate swaps have been designated in fair value hedging relationships since November 2007. Under fair value hedge accounting, the fair value adjustments related to the hedged risk are recorded in earnings and adjust the amortized cost basis of the related assets. The interest and

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

11.    VARIABLE INTEREST ENTITIES SEGMENT DERIVATIVE INSTRUMENTS (Continued)

fair value adjustments on the derivatives and the interest income and fair value adjustment on the assets attributable to the hedged interest rate risk are recorded in "Net interest income from variable interest entities segment" in the consolidated statements of operations and comprehensive income, thereby offsetting each other and reflecting economic inefficiency on the hedging relationship in earnings. The Company does not seek to apply hedge accounting to all of its economic hedges.

12. OTHER ASSETS AND OTHER LIABILITIES AND MINORITY INTEREST

        The detailed balances that comprise other assets and other liabilities and minority interest at June 30, 2008 and December 31, 2007 are as follows:

Other Assets

	At June 30, 2008	At December 31, 2007
	(in thousands)
Other assets:
VIE segment derivatives at fair value	$720,405	$634,458
Credit derivatives at fair value	229,069	124,282
VIE other invested assets	318,915	301,599
Tax and loss bonds	155,352	153,844
Accrued interest in VIE segment investment portfolio	15,958	14,333
Accrued interest income on general investment portfolio	67,546	63,317
Salvage and subrogation recoverable	4,740	39,669
Committed preferred trust put options at fair value	56,000	—
Federal income tax receivable	120,781	—
Other assets	176,716	125,118

Total other assets	$1,865,482	$1,456,620

Other Liabilities and Minority Interest

	At June 30, 2008	At December 31, 2007
	(in thousands)
Other liabilities and minority interest:
Credit derivatives at fair value	$1,036,715	$702,564
Equity participation plan	—	101,307
Accrued interest on VIE segment debt	85,099	69,243
Payable for securities purchased	142,683	—
Other liabilities and minority interest	885,397	295,160

Total other liabilities and minority interest	$2,149,894	$1,168,274

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

13.    SEGMENT REPORTING

        The Company operates in two business segments: financial guaranty and variable interest entities. The financial guaranty segment is primarily in the business of providing financial guaranty insurance, which it has historically provided for both public finance and asset-backed obligations. The VIE segment includes the VIEs operations. See Note 1 for description of business. The following tables summarize the financial information by segment on a pre-tax basis, as of and for the six months ended June 30, 2008 and 2007.

Financial Information Summary by Segment

	Six Months Ended June 30, 2008
	Financial Guaranty	Variable Interest Entities	Intersegment Eliminations	Total
	(in thousands)
Revenues:
External	$174,185	$778,397	$—	$952,582
Intersegment	1,355	—	(1,355)	—
Expenses:
External	(1,180,432)	(86,674)	—	(1,267,106)
Intersegment	—	(1,355)	1,355	—

Income (loss) before income taxes	(1,004,892)	690,368	—	(314,524)
GAAP income to operating earnings adjustments	147,661	(686,857)	—	(539,196)

Pre-tax segment operating earnings (losses)	$(857,231)	$3,511	$—	$(853,720)

Segment assets	$8,843,640	$2,846,174	$(312)	$11,689,502

	Six Months Ended June 30, 2007
	Financial Guaranty	Variable Interest Entities	Intersegment Eliminations	Total
	(in thousands)
Revenues:
External	$300,265	$37,659	$—	$337,924
Intersegment	1,746	—	(1,746)	—
Expenses:
External	(104,025)	(92,605)	—	(196,630)
Intersegment	—	(1,746)	1,746	—

Income (loss) before income taxes	197,986	(56,692)	—	141,294
GAAP income to operating earnings adjustments	66,025	56,793	—	122,818

Pre-tax segment operating earnings (losses)	$264,011	$101	$—	$264,112

Segment assets	$6,911,522	$2,931,582	$—	$9,843,104

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

13.    SEGMENT REPORTING (Continued)

Reconciliations of Segments' Pre-Tax Operating Earnings (Losses) to Net Income (Loss)

	Six Months Ended June 30, 2008
	Financial Guaranty	Variable Interest Entities	Intersegment Eliminations	Total
	(in thousands)
Pretax operating earnings (losses)	$(857,231)	$3,511	$—	$(853,720)
Operating earnings to GAAP income adjustments	(147,661)	686,857	—	539,196
Tax (provision) benefit				399,269
Minority interest				(690,506)

Net income (loss)				$(605,761)

	Six Months Ended June 30, 2007
	Financial Guaranty	Variable Interest Entities	Intersegment Eliminations	Total
	(in thousands)
Pretax operating earnings (losses)	$264,011	$101	$—	$264,112
Operating earnings to GAAP income adjustments	(66,025)	(56,793)	—	(122,818)
Tax (provision) benefit				(43,631)
Minority interest				56,554

Net income				$154,217

        The intersegment revenues and expenses relate to premiums paid by FSA Global on FSA-insured notes.

        GAAP income to operating earnings adjustments are primarily comprised of fair-value adjustments deemed to be non-economic. Such adjustments relate to (1) non-economic fair-value adjustments for credit derivatives in the insured portfolio, (2) non-economic fair-value adjustments for instruments with economically hedged risks and (3) fair-value adjustments attributable to the Company's own credit risk. Management believes that by making such adjustments the measure more closely reflects the underlying economic performance of segment operations.

14.    RECENTLY ISSUED ACCOUNTING STANDARDS

        In May 2008 the FASB issued SFAS No. 163, "Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60" ("SFAS 163"). This statement addresses accounting standards applicable to financial guaranty insurance and reinsurance contracts issued by insurance companies under GAAP, including accounting for claims liability measurement and recognition and premium recognition and related disclosures. SFAS 163 requires the Company to recognize a claim liability when there is an expectation that a claim loss will exceed the unearned premium revenue (liability) on a policy basis based on the present value of expected net cash flows. The premium earnings methodology under SFAS 163 will be based on a constant rate methodology. SFAS does not apply to financial guarantee insurance contracts accounted for as derivatives within the scope of SFAS 133. SFAS 163 also requires the Company to provide expanded disclosures relating to factors affecting the recognition and measurement of financial guaranty contracts. SFAS 163 is effective

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

14.    RECENTLY ISSUED ACCOUNTING STANDARDS (Continued)

for financial statements issued for fiscal years beginning after December 15, 2008, except for the presentation and disclosure requirements related to claim liabilities which are effective for financial statements prepared as of September 30, 2008. The cumulative effect of initially applying SFAS 163 is required to be recognized as an adjustment to the opening balance of retained earnings. The Company is currently assessing the impact of SFAS 163 on the Company's consolidated financial position and results of operations.

        In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS 133" ("SFAS 161"). This statement amends and expands the disclosure requirements for derivative instruments and hedging activities by requiring companies to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. This statement is effective for fiscal years and interim periods beginning after November 15, 2008. Since SFAS 161 requires only additional disclosures concerning derivatives and hedging activities, adoption of SFAS 161 will not affect the Company's consolidated financial position and results of operations or cash flows.

        In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements" ("SFAS 160"). SFAS 160 will change the accounting for minority interests, which will be recharacterized as noncontrolling interests and classified by the parent company as a component of equity. This statement is effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited. Upon adoption, SFAS 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests and prospective adoption for all other requirements. The Company is currently assessing the impact of SFAS 160 on the Company's consolidated financial position and results of operations.

15.    COMMITMENTS AND CONTINGENCIES

        In the ordinary course of business, the Company and certain subsidiaries are parties to litigation.

        On November 15, 2006, the Parent received a subpoena from the Antitrust Division of the U.S. Department of Justice issued in connection with an ongoing criminal investigation of bid rigging of awards of municipal GICs. On November 16, 2006, the Company received a subpoena from the SEC related to an ongoing industry-wide investigation concerning the bidding of municipal GICs. The subpoenas requested that the Company furnish to the DOJ and SEC records and other information with respect to the Company's municipal GIC business.

        On February 4, 2008, the Parent received a "Wells Notice" from the staff of the Philadelphia Regional Office of the SEC relating to the SEC's investigation concerning the bidding of municipal GICs. The Wells Notice indicates that the SEC staff is considering recommending that the SEC authorize the staff to bring a civil injunctive action and/or institute administrative proceedings against the Parent, alleging violations of Section 10(b) of the Exchange Act and Rule 10b-5 thereunder and Section 17(a) of the Securities Act.

        As previously disclosed, in March and April 2008 three purported class action lawsuits were commenced seeking damages for alleged violations of antitrust laws in connection with the bidding of municipal GICs and derivatives: (i) Hinds County, Mississippi et al. v. Wachovia Bank, N.A. et al. (filed

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

15.    COMMITMENTS AND CONTINGENCIES (Continued)

on or about March 12, 2008 in the U.S. District Court for the Southern District of New York, case no. 1:08 CV 2516); (ii) Fairfax County, Virginia et al. v. Wachovia Bank, N.A. et al. (filed on or about March 12, 2008 in the U.S. District Court for the District of Columbia, case no. 1:08-cv-00432); and (iii) City of Oakland, California, et al. v. AIG Financial Products Corp. et al. (filed on or about April 23, 2008 in the U.S. District Court for the Northern District of California, case no. 1:CV 08 2116). In the lawsuits, a large number of financial institutions, including the Company and/or the Parent, are named as defendants. In June 2008, the U.S. Judicial Panel on Multidistrict Litigation transferred the three actions to the U.S. District Court for the Southern District of New York and ordered them consolidated under case no. 1.08-cv-2516(VM).

        Four additional purported class action lawsuits subsequently were commenced, also seeking damages for alleged violations of antitrust laws in connection with the bidding of municipal GICs and derivatives: (i) Central Bucks School Dist. v. Wachovia Bank N.A. et al. (filed on or about June 4, 2008 in the U.S. District Court for the District of Columbia, case no.1:08-cv-956); (ii) Mayor & City Counsel of Baltimore v. Wachovia Bank N.A. et al. (filed on or about July 3, 2008 in the U.S. District Court for the Southern District of New York, case no. 1:08-cv-6142); (iii) County of Alameda v. AIG Financial Products Corp. et al. (filed on or about July 9, 2008 in the U.S. District Court for the Northern District of California, case no. 1:08-cv-3278); and (iv) City of Fresno, California v. AIG Financial Products Corp. et al. (filed on or about July 18, 2008 in the U.S. District Court for the Eastern District of California, case no. 1.08-cv-1045). These four additional purported class actions have been transferred to the U.S. District Court for the Southern District of New York and consolidated with the other three actions described above.

        The complaints in these lawsuits generally seek unspecified monetary damages, interest, attorneys' fees and other costs. Class certification has yet to be addressed by any court. The Company cannot reasonably estimate the possible loss or range of loss that may arise from these lawsuits.

        In July 2008, two lawsuits were commenced in California state court seeking damages for alleged violations of California antitrust laws in connection with the bidding of municipal GICs and derivatives: (i) City of Los Angeles v. Bank of America, N.A. et al. (filed on or about July 23, 2008 in the Superior Court of the State of California in and for the County of Los Angeles, case no. BC 394944); and (ii) City of Stockton v. Bank of America, N.A. et al. (filed on or about July 23, 2008 in the Superior Court of the State of California in and for the County of San Francisco, case no. CGC-08-477851). The lawsuits name a large number of financial institutions, including the Company and Parent, as defendants. The complaints in the lawsuits generally seek unspecified monetary damages, interest, attorneys' fees, costs and other expenses. The Company cannot reasonably estimate the possible loss or range of loss that may arise from these lawsuits.

        FSA Holdings has also received various regulatory inquiries and requests for information. These include subpoenas duces tecum and interrogatories from the State of Connecticut Attorney General related to antitrust concerns associated with the municipal rating scales employed by Moody's and a proposal by Moody's to assign corporate equivalent ratings to municipal obligations.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

16. EXPOSURE TO MONOLINES

        The tables below summarize the exposure to each financial guaranty monoline insurer by exposure category and the underlying ratings of the Company's insured risks.

Summary of Exposure to Monolines

	At June 30, 2008
	Insured Portfolios
	FSA Insured Portfolio(1)	Ceded Par Outstanding	General Investment Portfolio(2)
	(dollars in millions)		(dollars in thousands)
Assured Guaranty Re Ltd.	$1,032	$32,340	$82,450
Radian Asset Assurance Inc.	99	25,797	1,941
RAM Reinsurance Co. Ltd.	—	12,581	—
BluePoint Re, Limited(3)	—	8,706	—
Syncora Guarantee Inc. and Syncora Guarantee Re Ltd.(4)	1,567	8,215	33,769
CIFG Assurance North America Inc.	202	2,085	25,886
Ambac Assurance Corporation	5,184	1,295	673,199
Financial Guaranty Insurance Company	5,532	1,138	388,301
ACA Financial Guaranty Corporation	21	949	—
MBIA Insurance Corporation(5)	4,391	—	705,068

Total	$18,028	$93,106	$1,910,614

Total portfolio	$442,193	$140,028	$5,765,549
% of total portfolio	4%	66%	33%

(1)
Represents transactions with second-to-pay FSA-insurance that were previously insured by other monolines. Based on net par outstanding. Includes credit derivatives in the insured portfolio.

(2)
Based on amortized cost.

(3)
In August 2008, the Company learned that a provisional liquidator of BluePoint Re, Limited, had been appointed. The Company's reinsurance recoverable from BluePoint Re, Limited is collateralized. Moody's downgraded BluePoint Re, Limited, from A2 to Ca on August 13, 2008.

(4)
Formerly XL Capital Assurance Inc. and XL Financial Assurance Ltd.

(5)
In addition to amounts shown on the table, the VIE Investment Portfolio includes a bond insured by MBIA Insurance Corporation that has an amortized cost of $12.6 million.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

16. EXPOSURE TO MONOLINES (Continued)

Exposures to Monolines
and Ratings of Underlying Risks

	At June 30, 2008
	Insured Portfolios
	FSA Insured Portfolio(1)	Ceded Par Outstanding	General Investment Portfolio
	(dollars in millions)		(dollars in thousands)
Assured Guaranty Re Ltd.
Exposure(2)	$1,032	$32,340	$82,450
Triple-A	—%	7%	2%
Double-A	11	39	—
Single-A	28	37	79
Triple-B	22	15	19
Below Investment Grade	39	2	—
Radian Asset Assurance Inc.
Exposure(2)	$99	$25,797	$1,941
Triple-A	5%	8%	—%
Double-A	—	41	100
Single-A	14	39	—
Triple-B	57	11	—
Below Investment Grade	24	1	—
RAM Reinsurance Co. Ltd.
Exposure(2)	$—	$12,581	$—
Triple-A	—%	14%	—%
Double-A	—	40	—
Single-A	—	32	—
Triple-B	—	12	—
Below Investment Grade	—	2	—
BluePoint Re, Limited
Exposure(2)	$—	$8,706	$—
Triple-A	—%	11%	—%
Double-A	—	41	—
Single-A	—	32	—
Triple-B	—	15	—
Below Investment Grade	—	1	—

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

16. EXPOSURE TO MONOLINES (Continued)

Syncora Guarantee Inc. and Syncora Guarantee Re Ltd.(3)
Exposure(2)	$1,567	$8,215	$33,769
Triple-A	29%	—%	—%
Double-A	—	18	17
Single-A	24	35	80
Triple-B	25	45	—
Below Investment Grade	22	2	—
Not Rated	—	—	3
CIFG Assurance North America Inc.
Exposure(2)	$202	$2,085	$25,886
Triple-A	—%	2%	—%
Double-A	2	28	—
Single-A	9	34	100
Triple-B	89	32	—
Below Investment Grade	—	4	—
Ambac Assurance Corporation
Exposure(2)	$5,184	$1,295	$673,199
Triple-A	6%	—%	—%
Double-A	40	8	27
Single-A	33	35	70
Triple-B	14	57	2
Below Investment Grade	7	—	1
Financial Guaranty Insurance Company
Exposure(2)	$5,532	$1,138	$388,301
Triple-A	—%	—%	—%
Double-A	32	18	32
Single-A	57	47	65
Triple-B	9	35	3
Below Investment Grade	2	—	—
ACA Financial Guaranty Corporation
Exposure(2)	$21	$949	$—
Triple-A	—%	—%	—%
Double-A	63	72	—
Single-A	—	26	—
Triple-B	—	2	—
Below Investment Grade	37	—	—

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

16. EXPOSURE TO MONOLINES (Continued)

MBIA Insurance Corporation
Exposure(2)	$4,391	$—	$705,068
Triple-A	—%	—%	—%
Double-A	50	—	46
Single-A	12	—	47
Triple-B	38	—	5
Below Investment Grade	—	—	2

(1)
Represents transactions with second-to-pay FSA insurance that were previously insured by other monolines.

(2)
Represent par balances for the insured portfolios and amortized cost for the investment portfolios.

(3)
Formerly XL Capital Assurance Inc. and XL Financial Assurance Ltd. Excludes $1.0 million in redeemable preferred shares of SGR, which are not rated. See note 17.

17. SUBSEQUENT EVENTS

        On July 21, 2008, Moody's placed the ratings of the Company on review for possible downgrade. On August 6, 2008, S&P placed the Company's ratings on negative watch and Fitch re-affirmed the Company's Triple-A, stable rating.

        On July 28, the Company agreed to commute its reinsurance from SGR, totaling approximately $8.4 billion principal outstanding, in return for the ceded statutory unearned premium, loss reserve and commutation premium of $35.0 million, and to sell its preferred shares in SGR to Syncora Holdings Ltd. Additionally, the Company has reinsured approximately $6.4 billion of that commuted par outstanding to Syncora Guarantee Inc. ("SGI") (formerly XL Capital Assurance Inc.), with SGI's reinsurance obligations to the Company secured by collateral to be held in a trust. The Company has retained the remainder of the commuted exposure. In connection with this commutation, the Company is undergoing a review of the reassumed portfolio to determine whether the Company will be required to consolidate any the issuers of the insured obligations in this portfolio. In August 2008, the Company received $2.9 million in final settlement for its SGR investment, resulting in a gain of $1.9 million to be recorded in the third quarter of 2008.

QuickLinks

  Exhibit 99.1
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS (unaudited) June 30, 2008
INDEX
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands, except share data)
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (unaudited) (in thousands)
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) (in thousands)
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
Level 3 Rollforward
Tax Provision (Benefit)
Reconciliations of Segments' Pre-Tax Operating Earnings (Losses) to Net Income (Loss)